EXHIBIT 99.1



TELECOMMUNICATION  PRODUCTS  CEO  ADDRESSES  SHAREHOLDERS

HOLLYWOOD  FL:  June  1,  2004:  Telecommunication Products, Inc. (OTC BB: TCPD)
("Telpro"), a provider of Pay per View and Digital Satellite Services to the hospitality industry, today issued the following letter to its shareholders.

Dear  Telpro  Shareholder:

As the CEO of Telpro, I am pleased to provide you with an update on our positive progress over the past three months. Fundamentally, things have never been better for Telpro. We have closed on a number of strategic agreements with the potential to grow our top-line. The continued consolidation of operations and resulting cost savings also positions us to positively impact our bottom-line.

I am pleased to share with you a number of Telpro's recent achievements. First, our wholly owned subsidiary, Hotel Movie Network (HMN) entered into an agreement with a global, leading manufacturer of consumer electronics to provide access to "Smart TV" technology. HMN is now equipped to enhance existing remote control interfaces with proprietary protocols for both the mid-market and high-end hospitality properties. We are leveraging our access to "Smart TV" to enhance profitability from our inventory of over 140,000 compatible set top boxes and to increase deployment across the U.S. and expanding international markets.

Second, HMN entered into an agreement with InnNovations Multimedia Systems Inc., a wholly owned subsidiary of Integen Technologies Inc of Calgary, Alberta, to service up to 5,000 rooms in Canada with its digital programming services, supporting our North American expansion strategy.

Third, Telpro's planned acquisition of Eagle West, a U.S. cable operator, is moving forward, as the Bankruptcy Court has approved 27 out of 28 Eagle West franchises for acquisition by Telecommunication Products. Eagle West strengthens our capabilities in the fastest-growing area of bundled high-speed Internet and digital entertainment programming and services, and brings a strong sales pipeline to the Company.

We are on target to meet the goals outlined in our business plan this year, which include continued expansion of our customer base through the leverage of contracts with Hotel Sales & Marketing groups and the rollout of our new full digital services package through our strategic partner B2 Networks LLC. Through this partnership, we rolled out "B2 Digital" that combines state-of-the-art wireless Internet service with Pay Per View and Satellite TV content, in addition to delivering in-room Special Events and Sports entertainment. We just signed our first full digital service customer as a result of this relationship, and expect additional contracts to follow.

I believe we have only begun to demonstrate our potential to the marketplace. We are excited about the future and expect to continue our path of growth and development. As always, we appreciate your support and look forward to reporting on our progress.

Sincerely,

Robert  Russell
CEO,  Telecommunications  Products,  Inc.

About  Telecommunication  Products,  Inc.

Telecommunication Products, Inc. ("Telpro") is a provider of video-on-demand and pay-per-view services to the hospitality industry. The Company is also currently marketing high speed Internet access products, including high end WiFi. Telpro is committed to delivering the next generation of interactive communication services to its growing database of clients. For additional information, please see www.tellapro.com or for Investor Relations go to: http://www.otcfn.com/tcpd.
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This  press  release  contains  forward-looking  statements  involving risks and uncertainties including statements regarding the Company's future performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors which include, but are not limited to, our ability to leverage our technology, manage our growth, protect our intellectual property rights, attract new customers and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict with Iraq.
Information with respect to important factors that should be considered is contained in the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.



Contact:
     Geoffrey  Eiten
     Investor  Relations
     OTC  Financial  Network
     781-444-6100  ext.  613